Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Board Member Roderick de Greef to Retire
Thomas F. Zenty, III to Stand for Election as Board Member

IRVINE, Calif., April 15, 2013 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that Roderick de Greef will retire from the Board of Directors at the end of his current term, which ends on May 23, 2013, the date of the Company's annual shareholder meeting. Thomas F. Zenty, III will stand for election as a Class III director to fill the resulting vacant position at the upcoming annual shareholder meeting.

John McDermott, Chairman, President and Chief Executive Officer, said, “Thomas Zenty is a seasoned executive and board member with significant experience leading healthcare systems. He understands both academic and private hospitals and will be able to provide valuable insights into the evolving healthcare landscape. He is a strong candidate to join the Endologix board as we continue to develop and introduce innovative new technologies.”

Thomas F. Zenty, III is currently the President and Chief Executive Officer of University Hospitals Health System, Inc., Cleveland, OH. Previously, Mr. Zenty held various executive positions at Cedars-Sinai Health System, St. Josephs Medical Center, a division of Catholic Health Care West, Franciscan Health System of New Jersey and St. Mary Hospital, Connecticut. Mr. Zenty is Chairman of the Board of Western Reserve Assurance Company, Ltd. SPC, a privately-held insurance company and chairs The Coalition to Protect American's Health Care. Mr. Zenty is a past board member of the American Hospital Association and has also served on the board of directors of Nationwide Financial Services and Amerimed. Mr. Zenty has held several academic positions with prestigious universities, including his current position as Adjunct Professor, Banking & Finance at Case Western Reserve University. He received a Master's degree in Public Administration from New York University, a Master's degree in Hospital Administration from Xavier University, and a Bachelor's degree in Health Planning from Pennsylvania State University.

Mr. de Greef has served on the Board of Directors of Endologix since 2003 and has been instrumental in contributing to the company's growth. Most recently he served as the Chairman of the Compensation Committee and was a former member of the Audit Committee. Mr. McDermott added, "On behalf of the Company and the Board of Directors, I would like to thank Rod for his long and valuable service. He has made significant contributions to Endologix and we wish him all the best in his future endeavors."

Additional Information and Where To Find It
This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for Endologix' 2013 annual meeting of stockholders (the “Annual Meeting”). Endologix will be filing a definitive proxy statement with the SEC containing important information about director elections and certain other matters to be considered by the stockholders of Endologix at the Annual Meeting. Stockholders are urged to read the proxy statement (including any amendments or supplements thereto) when it becomes available carefully and in its entirety because it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and any other documents filed by Endologix with the SEC in connection with the Annual Meeting, when available, free of charge at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Endologix, including the proxy statement when available, and the Annual Report on Form 10-K for the year ended Dec. 31, 2012, will be able free of charge on Endologix' web site at http://investor.endologix.com/.

Endologix, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Annual Meeting. Information regarding Endologix' directors and executive officers who, under SEC rules, are considered participants in the solicitation of proxies for the Annual Meeting, including their respective direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement for the Annual Meeting when it is filed with the SEC.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to product development, product launches and growth strategy, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding the risks and other factors that may cause actual results to differ materially from those expressed or implied.

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